CHANGE FINANCE, P.B.C.

CODE OF ETHICS

July 6, 2017

This Code of Ethics (“Code”) is adopted in compliance with the requirements of U.S. securities laws applicable to registered investment advisers and registered investment companies. Registered investment advisers are required by Rule 204A-1 under the Investment Advisers Act of 1940, as amended (“Advisers Act”), to adopt a code of ethics which, among other things, sets forth the standards of business conduct required of their supervised persons and requires those supervised persons to comply with the Federal Securities Laws. Similarly, each registered investment company and its adviser and principal underwriter must adopt a code of ethics pursuant to Rule 17j-1 under the Investment Company Act of 1940, as amended (“Company Act”). In conformity with these rules, this Code is adopted by Change Finance, P.B.C. (“Change Finance” or the “Adviser”), in its role as investment adviser to the Change Finance Diversified Impact US Large Cap Fossil Fuel Free fund, a series of ETF Series Solutions (the “Trust”), a registered investment company (“Fund” or “Client”).

Standards of Business Conduct

We seek to foster a reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in us by our client and their investors, is something we value and endeavor to protect. To further that goal, we have adopted this Code and implemented policies and procedures to prevent fraudulent, deceptive and manipulative practices and to ensure compliance with the Federal Securities Laws and the fiduciary duties owed to our Clients.

We are fiduciaries to our Clients. As such, we have affirmative duties of care, honesty, loyalty and good faith to act in the best interests of our Clients. Our Clients’ interests are paramount to and come before our personal interests. Our Access Persons and Supervised Persons, as those terms are defined in this Code, are also expected to behave as fiduciaries with respect to our Clients. This means that each must render disinterested advice, protect Client assets (including nonpublic information about a Client or a Client’s account) and act always in the best interest of our Clients. We must also strive to identify and avoid conflicts of interest, however such conflicts may arise.

Access Persons and Supervised Persons of Change Finance must not:

●	employ any device, scheme or artifice to defraud a Client;

●	make to a Client or any investor or prospective investor in any Fund any untrue statement of a material fact or omit to state to a Client or any investor or prospective investor in any Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

●	engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon a Client or any investor or prospective investor in any Fund;

●	engage in any manipulative practice with respect to a Client or any investor or prospective investor in any Fund;

●	use their positions, or any investment opportunities presented by virtue of their positions, to personal advantage or to the detriment of a Client; or

●	conduct personal trading activities in contravention of this Code or applicable legal principles or in such a manner as may be inconsistent with the duties owed to Clients as a fiduciary.

To assure compliance with these restrictions and the Federal Securities Laws, as defined in this Code, we have adopted, and agreed to be governed by, the provisions of this Code in addition to the procedures contained in applicable compliance manuals.1 However, Access Persons and Supervised Persons are expected to comply not merely with the “letter of the law”, but with the spirit of the laws, this Code and applicable compliance manuals.

Should you have any doubt as to whether this Code applies to you, you should contact the CCO.

1.	Definitions

As used in the Code, the following terms have the following meanings:

A.	Access Persons include: (1) any director or officer of the Adviser; (2) any Supervised Person of the Adviser who (a) has access to nonpublic information regarding any Client’s purchase or sale of securities, or portfolio holdings of any Reportable Fund; or (b) is involved in making securities recommendations to Clients or has access to such recommendations that are nonpublic; and (3) any other person who the CCO determines to be an Access Person.[2] For purposes of this Code, Change Finance has determined that all employees are Access Persons.

B.	Automatic Investment Plan means any program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including, but not limited to, any dividend reinvestment plan (DRIP).

C.	Beneficial Ownership generally means having a direct or indirect pecuniary interest in a security and is legally defined to be beneficial ownership as used in Rule 16a-1(a)(2) under Section 16 of the Securities Exchange Act of 1934, as amended (“Exchange Act”). However, any transactions or holdings reports required by Section 4.C of this Code may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the security or securities to which the report relates.

[1]	Applicable compliance manuals include, among others, the Adviser’s policies and procedures adopted pursuant to Advisers Act Rule 206(4)-7 and/or the Trust’s policies and procedures adopted pursuant to Company Act Rule 38(a), as they may exist from time to time. A list of relevant compliance manuals is attached as Appendix A. Certain particularly relevant procedures are cross-referenced in this Code and/or listed on Appendix A. Access Persons and Supervised Persons are required to comply with all relevant compliance procedures, whether or not listed.
[2]	The CCO will inform all Access Persons of their status as such and will maintain a list of Access Persons and Supervised Persons. A current list of Access Persons is included in Appendix B.

D.	Chief Compliance Officer or CCO means the Adviser’s Chief Compliance Officer, as designated on Form ADV, Part 1, Schedule A, or the CCO’s designee, as applicable.

E.	Federal Securities Laws means: (1) the Securities Act of 1933, as amended (“Securities Act”); (2) the Exchange Act; (3) the Sarbanes-Oxley Act of 2002; (4) the Company Act, (5) the Advisers Act; (6) title V of the Gramm-Leach-Bliley Act; (7) any rules adopted by the SEC under the foregoing statutes; (8) the Bank Secrecy Act, as it applies to funds and investment advisers; and (9) any rules adopted under relevant provisions of the Bank Secrecy Act by the SEC or the Department of the Treasury.

F.	Initial Public Offering or IPO means an offering of securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Exchange Act Sections 13 or 15(d).

G.	Limited Offering means an offering that is exempt from registration under the Securities Act Sections 4(2) or 4(6) or pursuant to Securities Act Rules 504, 505 or 506. Limited Offerings of securities issued by Change Finance or any Private Fund are included in the term Limited Offering.

H.	Purchase or Sale of a Security includes, among other things, the writing of an option to purchase or sell a security.

I.	Reportable Fund means: (1) any registered investment company advised by Change Finance; or (2) any registered investment company whose investment adviser or principal underwriter controls, is controlled by or is under common control with any Change Finance entity. Appendix A, as may be amended from time to time, contains a list of all Reportable Funds.

J.	Reportable Security means any security as defined in Advisers Act Section 202(a)(18) and Company Act Section 2(a)(36) except (1) direct obligations of the Government of the United States; (2) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; (3) shares issued by money market funds; (4) shares issued by open-end funds and exchange traded funds (“ETFs”), other than Reportable Funds; and (5) shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Reportable Funds. For purposes of this Code, the term Reportable Security, which provides a narrower exemption than the term “Covered Security”,[3] is used for compliance with both Rule 204A-1 and Rule 17j-1, except as otherwise noted.

K.	Security Held or to be Acquired means any Reportable Security which, within the most recent seven days, (1) is or has been held by a Client, or (2) is being or has been considered by a Client or the Adviser for purchase by a Client. This definition also includes any option to purchase or sell, and any security convertible into or exchangeable for, a Reportable Security.

[3]	Covered Security under Rule 17j-1 means any security as defined in Company Act Section 2(a)(36) except (1) direct obligations of the Government of the United States; (2) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and (3) shares issued by open-end registered investment companies.

L.	Supervised Person of the Adviser means any partner, officer, director, or employee of the Adviser; and any other person who provides investment advice on behalf of the Adviser and is subject to the supervision and control of the Adviser. Contractors and consultants may, in certain circumstances, be deemed to be Supervised Persons.

2.	Substantive Restrictions

A.	Blackout Period. No Access Person shall buy or sell a Reportable Security, excluding ETFs, within (15) days before or after any trades in the security are made for Client accounts. The price paid or received by a Client account for any security should not be affected by a buying or selling interest on the part of an Access Person, or otherwise result in an inappropriate advantage to the Access Person. [4]

B.	IPO and Limited Offering Restrictions. Access Persons may not acquire any securities issued as part of an IPO or a Limited Offering, absent prior approval in the form attached as Exhibit A of the CCO or the CCO’s designee. Any such approval will take into account, among other factors, whether the investment opportunity should be reserved for a Client and whether the opportunity is being offered to such person because of his or her position with Change Finance. An Access Person who has been authorized to acquire securities in such securities must disclose their interests if involved in considering an investment in such securities for a Client. Any decision to acquire the issuer’s securities on behalf of a Client shall be subject to review by Access Persons with no personal interest in the issuer.

C.	Other Trading Restrictions. Access Persons may not: (1) hold more than 5% of the outstanding securities of a single company without the approval of the CCO; or (2) engage in frequent trading in securities (e.g., day trading).

D.	Short Swing Profits. Access Persons are discouraged from engaging in frequent or short-term trading. This restriction does not apply to securities not held in client accounts. CCO monitors personal trading of Access Persons and if there is evidence that an Access Person is engaging in frequent or short-term trading, the CCO will use discretion in resolving the situation with the Access Person.

E.	Gift Policy. Access Persons and Supervised Persons must not give or accept gifts from any entity doing business with or on behalf of the Adviser, Private Funds, or the Trust in contravention of our gift policy, as contained in our compliance procedures. To the extent that the Trust Code imposes a stricter policy with respect to gifts, that policy shall apply.

F.	Political Contributions. Access Persons must preclear any political contribution exceeding $350.00 in an election in which an Access Person can vote, or exceeding $150.00 in an election in which an Access Person cannot vote, with the CCO. Contributions in excess of the amounts stated above will generally not be allowed for state and local elections. Contributions in excess of the stated amounts will be allowed for Federal elections as long as they are pre-cleared with the CCO and determined by the CCO that the Contributions do not violate the provisions of Rule 206(4)-5. All political contributions of any amount must be reported to the CCO. Please refer to the policies and procedures related to political contributions in the adviser’s compliance manual. A Political Contribution Request Form is included as Exhibit F of this Code’s Appendix.

[4]	Unless the fact that such security met the criteria in subsections (i), (ii), or (iii) above was publicly known as a result of the Fund’s public disclosure that it held such security during the applicable period or such security being or having been included in the Fund’s basket for creation or redemption orders of Fund shares during the applicable period.

G.	Conflicts of Interest. Access Persons must provide disinterested advice and any relevant potential personal or business conflicts of interest must be disclosed to the CCO and, where appropriate, information barrier procedures may be utilized to avoid potential conflicts of interest. Access Persons must avoid engaging in any activity which might reflect poorly upon themselves or us or which would impair their ability to discharge their duties with respect to us and our Clients.

H.	Fair Treatment. Access Persons must avoid taking any action which would favor one Client or group of Clients over another in violation of our fiduciary duties and applicable law. Access Persons must comply with relevant provisions of our compliance manuals designed to detect, prevent or mitigate such conflicts.

I.	Service as Outside Director, Trustee or Executor. Access Persons shall not serve on the boards of directors of publicly traded companies, or in any similar capacity, absent the prior approval of such service by the CCO following the receipt of a written request for such approval.

J.	Forfeitures. If there is a violation of paragraphs A, B, C or D, above, the CCO may determine whether any profits should be forfeited and may be paid to one or more Clients or Reportable Funds for the benefit of the Client(s) or, if the Client is a Reportable Fund, its shareholders, if such a payment is determined by the CCO (or, in the case of a Reportable Fund, the Reportable Fund’s Board of Trustees (“Board”)) to be appropriate under the circumstances, or to a charity determined by the CCO or the Board, as applicable. The CCO will determine whether gifts accepted in violation of paragraph E need to be forfeited, if practicable, and/or dealt with in any manner determined appropriate and in the best interests of our Clients.

K.	Reporting Violations. Any Access Person or Supervised Person who believes that a violation of this Code has taken place must promptly report that violation to the CCO or to the CCO’s designee. To the extent that such reports are provided to a designee, the designee shall provide periodic updates to the CCO with respect to violations reported. Access Persons and Supervised Persons may make these reports anonymously and no adverse action shall be taken against any such person making such a report in good faith.

L.	Waivers. CCO may grant waivers of any substantive restriction in appropriate circumstances (e.g., personal hardship) and will maintain records necessary to justify such waivers.

M.	Brokerage Accounts. Access Persons must disclose all investment accounts to the CCO and instruct their brokers to provide timely duplicate account statements to the CCO for accounts in which there are reportable transactions. A form of duplicate account statement request letter is included as Exhibit D.

3.	Pre-clearance and Reporting Procedures

A.	Pre-clearance. Each Access Person shall obtain prior approval from the CCO in a form similar to the sample attached as Exhibit A for all personal securities transactions in Reportable Securities.

B.	Pre-clearance Exceptions. Pre-clearance requirements do not apply to:

(1)	Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control;

(2)	Purchases or sales of Reportable Securities which are not eligible for purchase or sale by any Client;

(3)	Purchases or sales of open-end funds, including ETFs and Reportable Funds. Access Persons are reminded that “market timing” the Trust violates our policies and that “front-running” Client transactions or trading in Reportable Funds on the basis of material, nonpublic inside or confidential information violates not only this Code, but our insider trading policies and procedures as well as other securities laws and, if proven, can be punishable by fines and other penalties;5

(4)	Purchases or sales which are non-volitional on the part of either the Access Person or the Client;

(5)	Transactions in securities which are not Reportable Securities;

(6)	Purchases which are part of an Automatic Investment Plan or DRIP;

(7)	Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired;

(8)	Any equity securities transaction, or series of related transactions, involving 500 shares or less in the aggregate, if the issuer has a market capitalization (outstanding shares multiplied by the current price per share) greater than $1 billion; and

(9)	any fixed income securities transaction, or series of related transactions, involving 100 units ($100,000 principal amount) or less in the aggregate, if the Access Person has no prior knowledge of transactions in such securities on behalf of a Client.

[5]	Purchases or sales of ETFs and Reportable Funds are still subject to the Reporting Requirements set forth in Section 4.C., below.

Access Persons should consult the CCO if there are any questions about whether one of the exemptions listed above applies to a given transaction. We may, from time to time and in the sole discretion of the CCO, maintain a “Restricted List” of securities in which Access Persons may not trade.

C.	Required Reports.

(1)	Initial and Annual Holdings Reports. Each Access Person must submit to the CCO a report in the form attached as Exhibit B: (i) not later than ten (10) days after becoming an Access Person, reflecting the Access Person’s holdings as of a date not more than 45 days prior to becoming an Access Person; and (ii) annually, on a date selected by the CCO, as of a date not more than 45 days prior to the date the report, in the form attached as Exhibit C, was submitted.

Holdings reports must contain the following information:

(a)	the title and type of security and as applicable, the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Reportable Security in which the Access Person has any direct or indirect Beneficial Ownership;

(b)	the name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit. (Note that even those accounts that hold only non-Reportable Securities and accounts which are managed by a third party must be included); and

(c)	the date the Access Person submits the report.

Account statements containing all required information may be substituted for the Holdings Report Form if submitted timely. To the extent that a brokerage statement or confirmation lacks some of the information otherwise required to be reported, you may submit a holdings report containing the missing information as a supplement to the statement or confirmation.

(2)	Quarterly Reports. Within 30 days after the end of each calendar quarter, each Access Person must submit a report to the CCO covering all transactions in non-excepted Reportable Securities in the form attached as Exhibit D.

Transactions reports must contain the following information:

(a)	the date of the transaction, the title and, as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each Reportable Security involved;

(b)	the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(c)	the price of the security at which the transaction was effected;

(d)	the name of the broker, dealer or bank with or through which the transaction was effected; and

(e)	the date the Access Person submits the report.

Brokerage account statements or trade confirmations containing all required information may be substituted for the attached form if submitted timely. To the extent that a brokerage statement or confirmation lacks some of the information otherwise required to be reported, you may submit a transactions report containing the missing information as a supplement to the statement or confirmation.

D.	Exceptions to Reporting Requirements. The reporting requirements of Section 4.C. apply to all transactions in Reportable Securities other than:

(1)	transactions with respect to securities held in accounts over which the Access Person had no direct or indirect influence or control; and

(2)	transactions effected pursuant to an Automatic Investment Plan or DRIP.

E.	Duplicate Statements and Confirms. Each Access Person, with respect to each brokerage account in which such Access Person has any direct or indirect beneficial interest, may choose to arrange that the broker shall mail directly to the CCO at the same time they are mailed or furnished to such Access Person (1) duplicate copies of broker trade confirmations covering each transaction in a Reportable Security in such account and (2) copies of periodic statements with respect to the account, provided, however, that such duplicate copies need not be filed for transactions involving Non-Covered Securities. This requirement also may be waived by the CCO in situations when the CCO determines that duplicate copies are unnecessary. Account statements are not required for accounts in which an Access Person does not have direct or indirect control, provided that, upon the initial reporting of such accounts and thereafter on a quarterly basis, the Access Person certifies that he or she does not have direct or indirect control. In the event the discretion over the account changes such that the Access Person has direct or indirect control, the Access Person must promptly report to the CCO and begin providing quarterly account statements.

An Access Person will generally be deemed to have “direct or indirect influence or control” over any account in which he or she:

(1)	Directs the purchases and/or sales of investments;

(2)	Suggests purchases and/or sales of investments to the trustee or third-party discretionary manager; or

(3)	Consults with a trustee or third-party discretionary manager as to the particular allocation of investments to be made in the account and the manager acts upon such consultation.

Please note that granting a third-party discretionary investment authority over an account does not, by itself, exempt an account from the reporting requirements. Similarly, trusts over which an Access Person is the grantor or beneficiary may also be subject to the reporting requirements, regardless of whether a trustee has management authority. Change Finance will conduct additional due diligence to determine whether the Access Person may have any direct or indirect influence or control over the investment decisions of such accounts, which may include:

(1)	Evaluating the relationship between the Access Person and the person managing the account;

(2)	Requesting completion of periodic certifications by the Access Person or third party managers regarding the Access Person’s influence over the account;

(3)	Requesting periodic completion of holdings or transaction reports to identify transactions that would have been prohibited pursuant to this Code, absent reliance on the reporting exemption; or

(4)	Periodically request statements for accounts managed by third-parties where there is no identified Direct or Indirect Influence or Control over the investment decisions in an account.

If an Access Person is unsure as to whether an account is qualified for the exemption, he or she should consult with the CCO. In the event it is determined that the Access Person may have direct or indirect influence or control over investment decisions, the Access Person will be required to provide account statements as required with any reportable account.

F.	Prohibition on Self Pre-clearance. No Access Person shall pre-clear his own trades, review his own reports or approve his own exemptions from this Code. When such actions are to be undertaken with respect to a personal transaction of the CCO, the President will perform such actions as are required of the CCO by this Code.

4.	Code Notification and Access Person Certifications

The CCO shall provide notice to all Access Persons and Supervised Persons of their status under this Code, and shall deliver a copy of the Code to each Access Person annually. Additionally, each Access and Supervised Person will be provided a copy within 10 days of becoming an Access Persons and promptly upon Code amendment.

After reading the Code or amendment, each Access Person and Supervised Person shall make the certification (or similar form) contained in Exhibit G. Annual certifications are due 30 days after the end of each calendar year. Certifications with respect to amendments to the Code must be returned to the CCO within a reasonably prompt time. To the extent that any Code related training sessions or seminars are held, the CCO shall keep records of such sessions and the Access Persons and Supervised Persons attending.

5.	Review of Required Code Reports

A.	Reports required to be submitted pursuant to the Code will be reviewed by the CCO or a designee on a periodic basis.

B.	Any material violation or potential material violation of the Code must be promptly reported to the CCO. The CCO will investigate any such violation or potential violation and report violations the CCO determines to be “major” to the President and/or the Board, as appropriate, with a recommendation of such action to be taken against any individual who is determined to have violated the Code, as is necessary and appropriate to cure the violation and prevent future violations. Other violations shall be handled by the CCO in a manner he deems to be appropriate. However, sanctions more severe than a warning or censure must be approved by the President or the Board, as applicable.[6]

C.	The CCO will keep a written record of all investigations in connection with any Code violations including any action taken as a result of the violation.

D.	Sanctions for violations of the Code include: verbal or written warnings and censures, monetary sanctions, disgorgement or dismissal. Where a particular Client has been harmed by the violative action, disgorgement may be paid directly to the Client; otherwise, monetary sanctions shall be paid to an appropriate charity determined by the President or CCO, if violations relate to a Reportable Fund, the Board.

6.	Reports to the Board of Trustees of the Trust

No less frequently than annually, the CCO shall submit to the Board a written report (1) describing any issues arising under the Code relating to the Trust since the last report to the Board, including, but not limited to, information about material violations of or waivers from the Code, and (2) certifying that the Code contains procedures reasonably necessary to prevent Access Persons from violating it. A form of this certification is included as Exhibit F. The Board shall review the Code and the operation of these policies no less frequently than annually.

The Board shall consider reports made to it pursuant to Section 6.B and determine what sanctions, if any, in addition to any forfeitures imposed pursuant to Section 3.I., should be imposed for the material violations reported. Sanctions may include, among other things, a letter of censure or suspension or termination of the employment of the violator. The Board shall also consider whether it is appropriate under the circumstances for any forfeitures imposed pursuant to Section 3.I to be paid to any affected Mutual Funds or whether a charity should be designated to receive such forfeitures.

7.	Recordkeeping and Review

This Code, a record of all certifications of an Access and Supervised Person’s receipt of the Code or any amendments thereto, any written prior approval for a Reportable Securities transaction given pursuant to Section 4.B. of the Code, a copy of each report by an Access Person, a record of any violation of the Code and any action taken as a result of the violation, any written report hereunder by the CCO, and lists of all persons required to make and/or review reports under the Code shall be preserved with the Adviser’s records, for the periods and in the manner required by Advisers Act Rule 204-2. To the extent appropriate and permissible, the CCO may choose to keep such records electronically.

[6]	To the extent that the President also serves as CCO, no such report or approval will be required.

The CCO shall review this Code and its operation annually and may determine to make amendments to the Code as a result of that review. Material and non-material amendments to this Code should be made and distributed as described in Section 4.

Appendix A

Reportable Funds

Change Finance Diversified Impact US Large Cap Fossil Fuel Free Fund

Appendix B: Access Persons and Supervised Persons

Access Persons’ Name(s)	Titles*

Supervised Persons’ Name(s) (includes, in addition to all Access Persons listed above, the following):	Titles

*	To the extent that any Change Finance policy or procedure requires the actions of an individual serving in a particular position to be reviewed by that particular position (or require reports to be delivered to that particular position), those reports should be received or those actions reviewed by another designated person.

Change Finance Code: Personnel Roster

EXHIBIT A

Change Finance, P.B.C.

Personal Trading Request and Authorization Form

Access Person Name: ___________________________________

Person On Whose Behalf Trade is Being Done (if different):______________________________

Broker: _________________Brokerage Account Number: ___________________________

Reportable Security: _________________________________

   Company Name, Type of Security

Ticker Symbol or CUSIP: __________

Number of Shares or Units: ________________               Price per Share or Unit: ________________

Approximate Total Price: __________________              Buy or Sell: __________________________

I hereby certify that all of the following information is true and complete:

To the best of my knowledge, the requested transaction is consistent with the letter and spirit of the Code of Ethics and applicable law.

Signature	Date

When signed and dated by the CCO, this authorization is approved for this transaction only and is effective for 24 hours from the time written below unless you are notified otherwise by the CCO. A record of this transaction will be kept by the CCO in confidential files.1

a.m. p.m.
CCO	Date	Time

[1]	All pre-clearance forms must be maintained for at least five years after the end of the fiscal year in which the form was submitted or the approval is granted, whichever is later. If approval is granted to acquire securities in an IPO or a Limited Offering, CCO must indicate reasons for such approval on reverse side of this form.

Change Finance Code: Transaction Pre-Clearance Form

EXHIBIT B

Change Finance, P.B.C.

Initial Securities Holdings Report

Do you, or an immediate family member, have direct or indirect beneficial ownership in any investment accounts? For purposes of this report, an immediate family member shall include your: (a) spouse or domestic partner; (b) children under the age of 18; and (c) any relative who resides in your household.

[  ] No

[  ] Yes (If yes, please list each account in accordance with the directions).

Please list every account over which you, or an immediate family member, has direct or indirect beneficial ownership in the chart below and attach a copy of your most recent account statement(s) for each account. In determining the appropriate account type for each account listed below, please refer to the following definitions:

REPORTABLE ACCOUNTS:

A reportable account is one in which you, or an immediate family member, effects or directs the trading of reportable securities, such as stocks and ETFs.

DISCRETIONARY ACCOUNTS:

A discretionary account is one in which you, or an immediate family member, has delegated control over the account to an outside manager, including managed accounts and trusts. Statements are required for discretionary accounts when you or an immediate family member exercises direct or indirect control over the account. Generally, an Access Person, or his or her immediate family, will be deemed to have direct or indirect control over any account in which he or she: (a) directs the purchase or sales of investments; (b) suggests purchases or sales of investments to the trustee or third-party discretionary manager; or (c) consults with a trustee or third-party discretionary manager as to the particular allocation of investments to be made in the account and the manager acts upon such consultation. An additional form must be completed for discretionary accounts.

MUTUAL FUND ONLY ACCOUNTS:

Mutual fund only accounts are able to hold reportable securities but only hold mutual funds.

NON-REPORTABLE ACCOUNTS:

Non-reportable accounts include: (1) accounts that cannot hold any other type of security except mutual funds;

(2) 529 savings accounts; and (3) insurance policies or annuities where neither you nor any immediate family member has the ability to exercise direct or indirect control.

PRIVATE OR LIMITED OFFERINGS:

a Private or Limited Offering means an offering that is exempt from registration under the Securities Act Sections 4(2) or 4(6) or pursuant to Securities Act Rules 504, 505 or 506, such as an investment in a limited partnership or limited liability company.

Account Name	Account Number	Broker	Account Type

Change Finance Code: Initial/Annual Report

By signing this report, you are certifying that the accounts listed above constitute all the accounts in which you or an immediate family member has any beneficial interest, including accounts that are not subject to the firm’s specific reporting requirements.

Name:

Signature:	Date:

Change Finance Code: Initial/Annual Report

EXHIBIT C

Change Finance, P.B.C.

Annual Securities Holdings Report

For Year Ending

This Annual Holdings Certification (“Certification”) must be completed by each Access Person within 45 days following the end of each calendar year. This Certification is due by_________.

This Certification includes all of the accounts you have reported to date. If there are any other accounts not listed below that are held for the direct or indirect benefit of you or an immediate family member, as of the quarter end, please attach the account statement to this Certification. For purposes of this report, “immediate family member” shall include an Access Person’s: (a) spouse or domestic partner; (b) children under the age of 18; and (c) any relative residing in the same household as the Access Person.

By signing this Certification you are certifying that you have arranged to have account statements sent to us or are providing documentation of your reportable quarterly transactions.

Account statements containing all required information may be used to comply with the firm’s requirements for personal securities reporting if submitted timely. To the extent that an account statement lacks some of the information otherwise required to be reported, a transaction report containing the missing information may be attached as a supplement to the statement.

REPORTABLE ACCOUNTS:

The table below includes all of the reportable accounts you have reported to date. A reportable account is one in which you, or an immediate family member, effects or directs the trading of reportable securities, such as stocks and ETFs, as well as accounts in which it is determined that you exercise direct or indirect influence or control over the trading. We are receiving statements for the reportable accounts listed below.

Account Name	Account Number	Broker

By signing this Certification, you are certifying that the accounts listed above constitute all the accounts in which you (or an immediate family member) have a direct or indirect beneficial interest, including accounts that are not subject to the firm’s specific reporting requirements.

Name:

Signature:	Date:

Change Finance Code: Initial/Annual Report

EXHIBIT D

Change Finance, P.B.C.

Quarterly Code of Ethics

For Quarter Ending

This Quarterly Code of Ethics Certification (“Certification”) must be completed by each Access Person within 30 days following the end of each fiscal quarter. This Certification is due by .

This Certification includes all of the accounts you have reported to date. If there are any other accounts not listed below that are held for the direct or indirect benefit of you or an immediate family member, as of the quarter end, please attach the account statement to this Certification. As used herein, “immediate family member” shall mean an Access Person’s: (a) spouse or domestic partner; (b) children under the age of 18; and (c) any relative residing in the same household as the Access Person. By signing this Certification you are certifying that you have arranged to have account statements sent to Fairview, or are providing documentation of your reportable quarterly transactions.

Account statements containing all required information may be used to comply with the firm’s requirements for personal securities reporting if submitted timely. To the extent that an account statement lacks some of the information otherwise required to be reported, a transaction report containing the missing information may be attached as a supplement to the statement.

REPORTABLE ACCOUNTS:

The table below includes all of the reportable accounts you have reported to date. A reportable account is one in which you, or an immediate family member, effects or directs the trading of reportable securities, such as stocks and ETFs, as well as accounts in which it is determined that you exercise direct or indirect influence or control over the trading. We are receiving statements for the reportable accounts listed below.

Account Name	Account Number	Broker

RECENTLY OPENED OR CLOSED ACCOUNTS:

Please ensure you have listed all accounts over which you or an immediate family has a beneficial interest, regardless of whether such accounts are required to be reported pursuant to the firm’s Code of Ethics.

●	Did you open or close any accounts during the quarter? If yes, please list below.

[ ]	Yes

[ ]	No

POLITICAL CONTRIBUTIONS:

Below are political contributions we have on file for you for the most recent quarter. If there are any other political contributions not on this list below, or if any information is incorrect, please provide the correct information below.

By signing this Certification, you are certifying that the accounts listed above constitute all the accounts in which you (or an immediate family member) have a direct or indirect beneficial interest, including accounts that are not subject to the firm’s specific reporting requirements.

Name:	Date:

Change Finance Code: Quarterly Report

EXHIBIT E

Form of Brokerage Letter

[Date]

[Broker Name]

[Address]

Re: Account No.__________________________Account Name ___________________________

Dear [Broker Name],

As of [Date], please send to Change Finance, P.B.C. a duplicate confirmation of each transaction in the above-named account and a duplicate monthly brokerage account statement for the above-named account.

Please mail the confirmations and account statements to:

Change Finance, P.B.C.
c/o 1330 St. Mary’s Street

Suite 400
Raleigh, NC 27605

Thank you for your prompt attention to this matter. Sincerely,

[Access Person]

cc: Chief Compliance Officer

Change Finance Code: Form of Brokerage Letter

EXHIBIT F

Annual Certification of Change Finance, P.B.C.

The undersigned hereby certifies on behalf of Change Finance, P.B.C. to the Board of Trustees of Investment Trust pursuant to Rule 17j-1(c)(2)(B) under the Investment Company Act of 1940, as amended, and pursuant to Section 7 of the Change Finance Code of Ethics, that has adopted procedures that are reasonably necessary to prevent Access Persons from violating the Code of Ethics.

Date:
Chief Compliance Officer

Change Finance Code: Annual 17j-1 Certification

EXHIBIT G

Change Finance, P.B.C.

Certification of Receipt and Compliance

This form must be completed by each Access Person within 10 days of becoming an Access Person; within 10 days after the end of each calendar year thereafter; and upon receipt of any amendment to the Code.

I hereby acknowledge receipt of Change Finance’s current Code of Ethics (the “Code”), including any applicable amendments. I hereby certify that I (1) recently have read/re-read the Code (including any amendments thereto); (2) understand the Code; and (3) recognize that I am subject to its provisions. I also hereby certify that I have complied with and will continue to comply with the requirements of the Code and that I have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the Code. Moreover, I agree to promptly report to Change Finance’s Chief Compliance Officer any violation or possible violation of the Code of which I become aware. I understand that violation of the Code will be grounds for disciplinary action or dismissal and may also be a violation of federal and/or state securities laws.

Name:
(Please print or type clearly)

Signature:

Date:

Change Finance Code: Certification of Receipt and Compliance

EXHIBIT H

Change Finance, P.B.C.

Political Contribution Pre-clearance Request

You are permitted to pursue legitimate political activities and to make political contributions to the extent permitted under U.S. law. However, you are prohibited from making contributions to U.S. state or local officials or candidates for state or local office if those contributions are intended to influence the award or retention of municipal finance business or any other business.

As a covered person of Change Finance, you are generally permitted to contribute:

(i)	up to $350 to an official per election (with primary and general elections counting separately), if you are entitled to vote for the official at the time of the contribution, and;

(ii)	up to $150 to an official per election (with primary and general elections counting separately), if you are not entitled to vote for the official at the time of the contribution.

Contributions exceeding these limits will generally be allowed for federal elections and will generally not be allowed for state and local elections. You may not circumvent these rules by having your spouse or other member of your household make a contribution on your behalf.

Please complete the following information and submit it to the Chief Compliance Officer for review. Only one political contribution request per form.

IMPORTANT INFORMATION:	Do not make the political contribution unless you are advised that the pre-clearance has been approved.

Name of Contributor:

Full Name and title (if applicable) of Campaign/Candidate or Political Action Committee (“PAC”):

Level of Office (i.e., city, county, state, federal):

Municipality:

Amount of Intended Contribution:

Signature of Associate:

Date Submitted:

COMPLIANCE USE ONLY

________ Approved	________ Not Approved

Signature of CCO:

Date of Review:

Change Finance Code: Political Contribution Pre-Clearance Request